Exhibit 99.1

BERKSHIRE HATHAWAY INC. TO ACQUIRE PRECISION CASTPARTS CORP.
FOR $235 PER SHARE IN CASH

PCC will remain headquartered in Portland, Ore. as a wholly owned subsidiary of Berkshire Hathaway

OMAHA, Neb. & PORTLAND, Ore. – Aug. 10, 2015 – The boards of directors of Berkshire Hathaway Inc. (NYSE: BRK.A; BRK.B) and Precision Castparts Corp. (“PCC”) (NYSE: PCP) have unanimously approved a definitive agreement for Berkshire Hathaway to acquire, for $235 per share in cash, all outstanding PCC shares.  The transaction is valued at approximately $37.2 billion, including outstanding PCC net debt.

“I’ve admired PCC’s operation for a long time. For good reasons, it is the supplier of choice for the world’s aerospace industry, one of the largest sources of American exports. Berkshire’s Board of Directors is proud that PCC will be joining Berkshire,” said Warren E. Buffett, Berkshire Hathaway chairman and chief executive officer.

“We are very pleased to be joining forces with Berkshire Hathaway,” said Mark Donegan, PCC’s chairman and chief executive officer. “We see a unique alignment between Warren’s management and investment philosophy and how we manage PCC for the long-term.  We believe that as part of Berkshire Hathaway, PCC will be exceptionally well-positioned to support our customers’ needs into the future. This transaction offers compelling and immediate value for our shareholders, and allows PCC’s employees to continue to operate in the same manner that has generated many years of exceptional service and performance to our customers.”

The transaction requires approval by a majority of PCC’s outstanding shares.  Closing is expected to occur during the first quarter of calendar 2016, subject to customary closing conditions, including clearance under the Hart-Scott-Rodino Act and competition clearance in certain foreign jurisdictions.

PCC will continue to do business around the world under the Precision Castparts name and maintain its headquarters in Portland, Oregon.

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In light of this announcement, the three nominees who would have joined PCC’s Board of Directors if elected at PCC’s upcoming Annual Meeting of Shareholders, Peter B. Delaney, James F. Palmer and Janet C. Wolfenbarger, have withdrawn their candidacy.  None of Mr. Delaney, Mr. Palmer or Ms. Wolfenbarger currently serves on PCC’s Board of Directors and PCC does not intend to nominate replacement directors for election at the Annual Meeting in their place.  Other than Mr. Delaney, Mr. Palmer and Ms. Wolfenbarger, the nominees named in the Proxy Statement sent or made available to PCC shareholders, all of whom currently serve on PCC’s Board of Directors, intend to stand for election at the Annual Meeting.  PCC intends to convene its Annual Meeting on August 11, 2015 as currently scheduled and, without conducting any business, adjourn the Annual Meeting to August 17, 2015 at 10:00 a.m., Pacific Time, in the Bella Vista Room of the Aquariva Restaurant, 0470 SW Hamilton Court, Portland, Oregon.

Credit Suisse acted as financial advisor to PCC and PCC’s legal counsel is Cravath, Swaine & Moore LLP and Stoel Rives LLP.  Berkshire Hathaway’s legal counsel is Munger, Tolles & Olson LLP.

About Berkshire Hathaway (www.berkshirehathaway.com):

Berkshire Hathaway and its subsidiaries engage in diverse business activities including insurance and reinsurance, utilities and energy, freight rail transportation, finance, manufacturing, retailing and services. Berkshire Hathaway’s common stock is listed on the New York Stock Exchange, trading symbols BRK.A and BRK.B.

About Precision Castparts Corp. (www.precast.com):

Precision Castparts Corp. is a worldwide, diversified manufacturer of complex metal components and products.  It serves the aerospace, power, and general industrial markets.  PCC is a market leader in manufacturing complex structural investment castings and forged components for aerospace markets, machined airframe components, and highly engineered, critical fasteners for aerospace applications, and in manufacturing airfoil castings for the aerospace and industrial gas turbine markets.  PCC also is a leading producer of titanium and nickel superalloy melted and mill products for the aerospace, chemical processing, oil and gas, and pollution control industries, and manufactures extruded seamless pipe, fittings, and forgings for power generation and oil and gas applications.

Additional Information and Where to Find It

This communication may be deemed to be solicitation material in respect of the proposed acquisition of Precision Castparts Corp. Precision Castparts Corp. plans to file with the Securities and Exchange Commission (the “SEC”) and mail to its shareholders a proxy statement in connection with the proposed transaction. The proxy statement will contain important information about Berkshire Hathaway, Precision Castparts Corp., the proposed transaction and related matters. Additionally, Precision Castparts Corp. will file other relevant materials in connection with the proposed transaction pursuant to the terms of an Agreement and Plan of Merger by and among, Berkshire Hathaway, NW Merger Sub, a wholly owned subsidiary of Berkshire Hathaway, and Precision Castparts Corp. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH THE SEC, INCLUDING THE PROXY STATEMENT, CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND THE PARTIES TO THE PROPOSED TRANSACTION.

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Investors and security holders will be able to obtain free copies of the Proxy Statement (when available) and other documents filed with the SEC by Precision Castparts Corp. through the web site maintained by the SEC at www.sec.gov or by phone, email or written request by contacting Precision Castparts Corp. at the following:

Precision Castparts Corp.
Attention: Investor Relations
4650 SW Macadam Ave
Portland OR 97239
503-946-4700
Investor_relations@precastcorp.com

Participants in Solicitation

Precision Castparts Corp. and its directors, executive officers and other members of management and employees may be deemed, under SEC rules, to be participants in the solicitation of proxies from shareholders of Precision Castparts Corp. in favor of the proposed transaction. Information about Precision Castparts Corp.’s directors and executive officers is set forth in Precision Castparts Corp.’s Proxy Statement on Schedule 14A for its 2015 Annual Meeting of Shareholders, which was filed with the SEC on July 2, 2015, and its Annual Report on Form 10-K for the fiscal year ended March 29, 2015, which was filed with the SEC on May 28, 2015. Information concerning the interests of Precision Castparts Corp.’s participants in the solicitation, which may, in some cases, be different than those of Precision Castparts Corp.’s shareholders generally, is set forth in the materials filed by Precision Castparts Corp. with the SEC, and will be set forth in the Proxy Statement relating to the proposed transaction when it becomes available.

Cautionary Statement Regarding Forward-Looking Statements

Statements in this press release regarding the proposed transaction, the expected timetable for completing the proposed transaction, future financial and operating results, future capital structure and liquidity, benefits and synergies of the proposed transaction, future opportunities for the combined company, general business outlook and any other statements about the future expectations, beliefs, goals, plans or prospects of the board or management of Precision Castparts Corp. constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements that are not statements of historical fact (including statements containing the words “expects,” “intends,” “anticipates,” “estimates,” “predicts,” “believes,” “should,” “potential,” “may,” “forecast,” “objective,” “plan,” or “targets,” and other similar expressions) are intended to identify forward-looking statements. There are a number of factors that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including: the ability to consummate the proposed transaction; the ability to obtain requisite regulatory approval without conditions, the ability to obtain shareholder approval, and the satisfaction of the other conditions to the consummation of the proposed transaction; the potential impact of the announcement or consummation of the proposed transaction on relationships, including with employees, suppliers, customers and competitors; and the other factors and financial, operational and legal risks or uncertainties described in Precision Castparts Corp.’s Annual Report on Form 10-K for the year ended March 29, 2015. Berkshire Hathaway and Precision Castparts Corp. disclaim any intention or obligation to update or revise any forward-looking statements as a result of developments occurring after the date of this document except as required by law.

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In addition, please refer to the documents that Precision Castparts Corp., files with the SEC on Forms 10-K, 10-Q and 8-K. These filings identify and address other important factors that could cause Precision Castparts Corp.’s operational and other results to differ materially from those contained in the forward-looking statements set forth in this document.

Contact Information
Berkshire Hathaway Inc.
Marc D. Hamburg
Chief Financial Officer and Senior Vice President
(402) 346-1400

Precision Castparts Corp. – Investors
Jay Khetani
Vice President, Investor Relations
(503) 946-4700

Precision Castparts Corp. – Media
Ian Campbell or Joe Hixson
Abernathy MacGregor
idc@abmac.com or jrh@abmac.com
(213) 630-6550